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Exhibit No. 99




COMMUNITY INDEPENDENT BANK, INC.
201 North Main Street
Bernville, PA  19506



                                                                        NEWS
                                                                     RELEASE


FOR IMMEDIATE RELEASE                              CONTACT: Linda L. Strohmenger
June 25, 1998                                               Secretary
                                                            (610) 488-1200


                       COMMUNITY TO SPLIT STOCK 2-FOR-1


        BERNVILLE, PA, June 25, 1998 ...... The Board of Directors of Community
Independent Bank, Inc. today declared a 2-for-1 split of the outstanding common stock.
        The new shares will be distributed on July 31, 1998 to shareholders of record on July 17, 1998. All shareholders who own Community common stock on the record date will receive one additional share for each share held. After the split, there will be approximately 696,574 shares outstanding

        Commenting on the stock split, Mr. Arlan J. Werst, President and Chief Executive Officer said, "In this exciting economic environment, we are pleased that Community has continued to grow and that we are able to share the Company's profitability with the shareholders. Furthermore, the stock split should bring the per share price into a more favorable trading range and broaden the distribution and liquidity of Community's shares in the marketplace."

        Community is a one bank holding company with assets in excess of $92 million, headquartered in Bernville, Pennsylvania. Community's bank subsidiary is Bernville Bank, N.A., a national bank also headquartered in Bernville Pennsylvania.


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